EXHIBIT 10.15

AMENDMENT NUMBER 1 TO
AGREEMENT DATED
SEPTEMBER 22, 1998

THIS AMENDMENT dated the 14th day of March, 2003, by and between THE YORK WATER COMPANY, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, having the principal office in the City of York, York County, Pennsylvania, hereinafter called “Water Company,”

- AND -

CONEWAGO TOWNSHIP, a municipal corporation organized and existing under the laws of the Commonwealth of Pennsylvania, having its principal office in the Township of Conewago, York County, Pennsylvania, hereinafter called “Conewago,”

W I T N E S S E T H :

WHEREAS, the parties hereto entered into an Agreement dated September 22, 1998 for the purpose of establishing a water district for the residents of Conewago Township; and

WHEREAS, the water district described in the Agreement dated September 22, 1998 is delineated on a plan identified as Exhibit “A” to that Agreement; and

WHEREAS, Conewago would like to expand the water district to include an additional area; and

WHEREAS, Water Company is willing to have the district expanded and to provide service where it is economically and hydraulically possible; and

WHEREAS, the parties desire to amend the Agreement dated September 22, 1998 to express intent with respect to the expansion of the geographical area encompassed in the water district.

NOW, THEREFORE, in consideration of mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. The parties agree that Exhibits A and B attached hereto describe the additional area to be included in the Conewago Water District.

2. Conewago Township agrees to pay Six Hundred Forty-one Thousand Eight Hundred Seventy ($641,870) Dollars to cover the necessary estimated construction costs of extending the Water Company’s mains into the additional area of the Conewago Township Water District. The Water Company shall give an advanced customer credit of Four Hundred Ninety-seven Thousand One Hundred Thirty ($497,130) Dollars (146 customers times $3,405).

3. The amount of the deposit, or any part thereof required to be paid by Conewago may be borrowed from Water Company, and shall thereafter bear interest thereon payable to Water Company at the Company’s short-term interest rate (3 months Libor plus 100 basis points) per annum. Such applicable interest rate as hereinbefore defined is hereinafter referred to as the “Township Interest Rate” and shall be paid quarter-annually. Further, during the term of this Agreement if such interest due Water Company shall not remain income tax free to Water Company, the “Township Interest Rate” shall be increased by 3.75% per annum.

4. Said loan or loans shall be secured to Water Company by the execution and delivery by Conewago of this Agreement; provided, however, that any such loan and this Agreement shall not be considered as constituting a pledge or credit of the taxing power of Conewago Township, nor the creation of debt, nor a lien against the real property of Conewago, nor a charge against the general revenues of Conewago as to interfere in any manner with the present or future borrowing capacity of Conewago, nor shall any such loan or this Agreement take priority over the rights of any party presently or in the future making loans from time to time to Conewago; subject, however, to the following provision: any obligation of Conewago so incurred under this Agreement shall be a lien upon and payable only from such surcharges, application fees, customers, advances for construction, contributions in aid of construction, and refunds as are referred to in this Agreement or required by the terms thereof or as may be provided for or created by Conewago in addition to those required by this Agreement. The lien of any Water Company Loan shall be subordinate to the Bank Loan.

5. If there is a Water Company Loan, Conewago agrees to repay the principal of Water Company’s loans and all interest due thereon in accordance with this Agreement, and any amendment or supplement thereto. If Conewago Township does borrow money from Water Company, the loan will be repaid to Water Company by applying the surcharges and refunds to the outstanding balance of such loan(s). Upon repayment of Water Company’s loan(s), any surcharges and refunds will be forwarded to Conewago.

6. Conewago Township agrees to adopt an appropriate “Required Hook Up” Ordinance and to maintain and enforce the same during the entire period during which this Agreement shall remain in force. A copy of the “Required Hook Up” Ordinance is attached hereto, made a part hereof and marked Exhibit C.

7. The parties agree that all other terms and conditions set forth in the Agreement dated September 22, 1998 shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

ATTEST:	THE YORK WATER COMPANY
/s/Jeffrey R. Hines	/s/Jeffrey S. Osman
Jeffrey R. Hines	Jeffrey S. Osman
Secretary	President

ATTEST:	CONEWAGO TOWNSHIP
/s/Lou Anne Bostic	/s/Rickie L. Fink
Lou Anne Bostic	Rickie L. Fink
Secretary	Chairman of the Board of Supervisors

EXHIBIT "A"

Map of Area

EXHIBIT "B"

Description
Conewago Township
Water District No. 2

Beginning at a point in Conewago Township on the Little Conewago Creek, being the boundary line between Manchester Township and Conewago Township at the intersection of the Susquehanna Trail (SR 0295); thence generally southwestwardly following said Townships' boundary line to a point at the intersection of Bull Road (aka Roosevelt Avenue), thence generally northwestwardly along Bull Road (being the boundary line between Conewago Township and Dover Township) to a point one thousand (1000) feet northwest of the intersection of Canal Road with Bull Road; thence generally northeastwardly to a point one thousand (1000) feet northwest of Canal Road and one thousand (1000) feet southwest of Lewisberry Road; thence parallel to, and one thousand (1000) feet southwest of, the center line of said Lewisberry Road in a generally northwestwardly direction to a point one thousand (1000) feet northwest of the intersection with Jug Road; thence in a generally northeastwardly direction, parallel to said Jug Road a distance of two thousand (2000) feet; thence parallel to , and one thousand (1000) feet northeast of, the centerline of said Lewisberry Road in a generally southeastwardly direction to a point one thousand (1000) feet northwest of Butter Road; thence in a generally northeastwardly direction, parallel to said Butter Road to a point of intersection with Witmer Road; thence parallel to and one thousand (1000) feet west of the centerline of Copenhafer Road in a southeastwardly direction to a point on the Little Conewago Creek and place of Beginning.